Exhibit 99.1

                            THE BOARD OF DIRECTORS OF
                     INNOVATION HOLDINGS BY WRITTEN CONSENT

                                   RESOLUTIONS

In Innovation Holdings continued attentiveness of the appropriate growth of the company, unequivocal conditions (market fluctuations, acquisition debt, capacity to raise capital and overall business conditions) compel certain actions to take place with board support and approval. As a publicly traded company, Innovation Holdings Inc. has the unyielding responsibility to support actions, which facilitate immediate and profound results.

            On this 29th day of November 2004, the directors of the company resolved:

      1. Authorize a procedure whereby IVHL reduces the number of shares outstanding. The total number of shares will have the same market value immediately after the reverse split as before it, but each share shall be worth more. The reverse split is being initiated to raise the price of IVHL's outstanding shares to attract new investors and advance the funding process. In addition, although short selling is regulated by regulation T of the Federal Reserve Board, IVHL's share price has been adversely affected by this practice in the public market. This reverse split will allow IVHL to "counter attack" the historical short selling of IVHL stock. This reverse, to take effect immediately - will be calculated on a 1,000 (one thousand) to 1 (one) basis net. Fractional shares created as a result of this action shall be rounded up to the nearest whole share.


            /s/ Robert Blagman                   /s/ Jeffrey Wald
            ---------------------------          ----------------------------
            Robert Blagman                       Jeffrey Wald


            /s/  Walter Lubars                   /s/  Andy Given
            ---------------------------          ----------------------------
            Walter Lubars                        Andy Given